------------------------
                                                              OMB APPROVAL
                                                        ------------------------
                                                        OMB Number:    3235-0167
                                                        Expires: October 31 2007
                                                        Estimated average burden
                                                        hours per response..1.50
                                                        ------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number 333-108649-02

                        Nelnet Student Loan Trust 2002-2
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       121 South 13th Street, Suite 201, Lincoln, NE 68508, (402) 458-2370
--------------------------------------------------------------------------------
                   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Series 2002-2 Class A-1 Floating Rate Notes
                      Series 2002-2 Class A-2 Floating Rate Notes
                      Series 2002-2 Class A-3 Floating Rate Notes
                      Series 2002-2 Class A-4L Floating Rate Notes
                      Series 2002-2 Class A-4CP Floating Rate Notes Series 2002-2 Class B Floating Rate Notes

--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
                   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(l)(i)   [ ]
               Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(l)(ii)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                             Rule 15d-6            |X|

Approximate  number of holders of record as of the certification or notice date:
10.

    Pursuant to the requirements of the Securities Exchange Act of 1934 Nelnet Education Loan Funding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 26, 2006                            By: /s/ Jeffrey R. Noordhoek
     ------------------------                         --------------------------
                                                   Name:   Jeffrey R. Noordhoek
                                                   Title:  Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and l5d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



                     PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
                     CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
SEC 2069 (12-04)     THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.